UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2007 (July 16, 2007)
EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33016 Commission File Number	68-0629883 (I.R.S. Employer Identification No.)

16701 Greenspoint Park Drive, Suite 200 Houston, Texas (Address of principal executive offices)	77060 (Zip Code)
(281) 408-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 16, 2007, Eagle Rock Energy Partners, L.P. (“Eagle Rock”) announced that Mr. Richard W. FitzGerald, Senior Vice President and Chief Financial Officer of Eagle Rock Energy G&P, LLC (“Eagle Rock G&P”), recently suffered a serious accident. In response to Mr. FitzGerald’s incapacity, the Board of Directors of Eagle Rock G&P, which is the general partner of Eagle Rock Energy GP, L.P., which is the general partner of Eagle Rock, appointed Mr. Alfredo Garcia as acting Chief Financial Officer, to serve until Mr. FitzGerald is able to resume his duties and responsibilities. Mr. Garcia currently serves as Eagle Rock G&P’s Senior Vice President, Corporate Development. The appointment is effective immediately. Eagle Rock is hopeful that Mr. FitzGerald will return in a full-time capacity once he has recovered.
     Mr. Garcia, age 41, has been Senior Vice President, Corporate Development of Eagle Rock G&P since August 2006. Mr. Garcia formerly served as Chief Financial Officer of Eagle Rock Pipeline, L.P. from December 2005 through August 2006 and Eagle Rock Energy, Inc. from February 2004 through December 2005. During his tenure as Chief Financial Officer, Mr. Garcia was instrumental in the growth and development of Eagle Rock’s predecessor entities leading to Eagle Rock’s initial public offering in October 2006. From March 1999 until February 2004, Mr. Garcia was founder and director of Investment Analysis & Management, LLC, a financial advisory and consulting firm. During this period, he also acted as Chief Financial Officer at TrueCentric, LLC, a software start-up company. Mr. Garcia’s compensation arrangement with Eagle Rock Energy G&P, LLC remains unchanged.
     A copy of Eagle Rock’s press release announcing Mr. FitzGerald’s medical condition and Mr. Garcia’s appointment as acting Chief Financial Officer of Eagle Rock G&P is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

99.1	Press Release of Eagle Rock Energy Partners, L.P. dated July 16, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.
By:	Eagle Rock Energy GP, L.P., its general partner

By:	Eagle Rock Energy G&P, LLC, its general partner

Date: July 17, 2007	By:	/s/ Joseph A. Mills
Joseph A. Mills
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Eagle Rock Energy Partners, L.P. dated July 16, 2007.